Exhibit 99.1

Tripadvisor Announces Chief Financial Officer Succession

Michael Noonan appointed to role of CFO, effective October 31, 2022

NEEDHAM, MA, October 11, 2022 — Tripadvisor, Inc. (NASDAQ: TRIP) today announced that Ernst Teunissen will retire from his role as Chief Financial Officer to pursue other interests, and that Mike Noonan will join the company as Chief Financial Officer and Senior Vice President, effective October 31, 2022. Through the first quarter of 2023, Teunissen will be actively engaged with key finance and strategy initiatives as well as facilitating a smooth CFO transition.

“I would like to thank Ernst, also on behalf of our Board of Directors, for his many valuable contributions over the past seven years, and personally for the counsel he has provided through my own onboarding,” said Matt Goldberg, Chief Executive Officer at Tripadvisor. “His guidance, especially through the volatile pandemic period, has been key to our strong financial position. Moreover, his leadership of Viator, TheFork, and Cruise Critic, has driven strong revenue growth for these strategic businesses coming out of the pandemic.”

“I am also excited to announce that Mike Noonan is joining the team as our new CFO. He brings a dynamic set of experiences across consumer brands and digital business models and a strategic perspective grounded in a deep knowledge of the travel industry, along with a broad and tenured background in corporate finance, long-term financial planning, and capital markets. We look forward to his leadership and insight as we address the many opportunities to serve our consumers and partners across the travel ecosystem,” continued Goldberg. “On behalf of all our employees, we welcome him to the Tripadvisor family.”

Noonan joins Tripadvisor with over 30 years of experience in various corporate finance and capital markets roles. He will join the company from Noom, Inc., a consumer-focused digital health company, where he has served as CFO since October 2020. Prior to Noom, Noonan served as Senior Vice President of Finance for Booking Holdings, Inc., where he led numerous corporate finance activities such as financial planning and capital budgeting as well as investor relations. Prior to Booking Holdings, Inc., Noonan worked in several capital markets roles at RBC Capital Markets, NYSE Euronex, J.P. Morgan, and Bear Stearns & Co. He holds a B.A. in History from Davidson College and an M.B.A. from Duke University. Noonan will oversee the company’s global finance and related functions.

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About Tripadvisor

Tripadvisor, the world’s largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type.

The subsidiaries of Tripadvisor, Inc. (Nasdaq:TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps, including the following websites: www.bokun.io, www.cruisecritic.com, www.flipkey.com, www.thefork.com, www.helloreco.com, www.holidaylettings.co.uk, www.housetrip.com, www.jetsetter.com, www.niumba.com,www.seatguru.com, www.singleplatform.com, www.vacationhomerentals.com, and www.viator.com.

*	Source: SimilarWeb, unique users de-duplicated monthly, June 2022
**	Source: Tripadvisor internal log files

Contacts

Investors

ir@tripadvisor.com

Media

uspr@tripadvisor.com

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